Term sheet No. 11F To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement F dated January 17, 2007	Registration Statement No. 333-137902 Dated January 17, 2007; Rule 433

Deutsche Bank AG, London Branch

$

Dynamic Tracker Notes Linked to the Dow Jones Industrial AverageSM due January 31, 2012

General

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Dynamic Tracker Notes Linked to the Dow Jones Industrial AverageSM due January 31, 2012 (the “notes”) are designed for investors who seek a return of 1.20 times the appreciation, if any, of the Dow Jones Industrial AverageSM (the “Index”) at maturity. Investors should be willing to forgo interest and dividend payments during the term of the notes and be willing to lose all of their principal if the Index declines and closes below the Trigger Level (as defined below) on any single trading day during the Observation Period (as defined below).

•	Senior unsecured obligations of Deutsche Bank AG due on or about January 31*, 2012.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000 and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about January 26*, 2007 and are expected to settle on or about January 31*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa3 to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Index:	Dow Jones Industrial AverageSM.

Trigger Level:	65% of the Initial Level.

Upside Participation Percentage:	120%

Payment at Maturity:

•  If the Final Level is greater than the Initial Level, you will receive a cash payment per $1,000 note principal amount that provides you with a return on your investment equal to the Index Return multiplied by the Upside Participation Percentage. Accordingly, your payment at maturity per $1,000 note principal amount will be calculated as follows:

$1,000 + ($1,000 x Index Return x Upside Participation Percentage)

•	If the Final Level is equal to the Initial Level, you will receive a cash payment of $1,000 per $1,000 note principal amount.

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If the Final Level is less than the Initial Level, but the Index does not close below the Trigger Level on any single trading day during the Observation Period, you will receive a cash payment of $1,000 per $1,000 note principal amount.

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If the Final Level is less than the Initial Level, and the Index closes below the Trigger Level on any single trading day during the Observation Period, your final payment per $1,000 note principal amount will be calculated as follows:

$1,000 + ($1,000 x Index Return)

You will lose some or all of your investment at maturity if the Index closes below the Trigger Level on any single trading day during the Observation Period, and the Final Level is less than the Initial Level.

Index Return:	Final Level – Initial Level
Initial Level

Initial Level:	The Index closing level on the Trade Date.

Final Level:	The Index closing level on the Final Valuation Date.

Observation Period:	The period commencing (and including) on the Trade Date to (and including) the Final Valuation Date.

Trade Date:	January 26*, 2007

Final Valuation Date:	January 26*, 2012, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

Maturity Date:	January 31*, 2012, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515A0 AH 6

ISIN:	US2515A0AH68

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the notes remains the same.

Investing in the notes involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us

Per Note	$	$	$
Total	$	$	$
(1)

In no event will the discounts and commissions received by Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas exceed $30.00 per $1,000 note principal amount. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement F dated January 17, 2007. You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Product supplement F dated January 17, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507007448/d424b2.htm

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC Web site is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Payment Amount on the Notes at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 note principal amount for a hypothetical range of performance for the Dow Jones Industrial AverageSM from -100% to +100% and assumes an Initial Level of 12582.59, a Trigger Level of 8178.68 and an Upside Participation Percentage of 120% (the actual Initial Level and Trigger Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		No Index Closing Below Trigger Level		Index Closing Below Trigger Level
Final Level	Index Return (%)	Payment at Maturity ($)	Return on Note (%)	Payment at Maturity ($)	Return on Note (%)
25165.18	100.00%	$2,200.00	120.00%	$2,200.00	120.00%
23906.92	90.00%	$2,080.00	108.00%	$2,080.00	108.00%
22648.66	80.00%	$1,960.00	96.00%	$1,960.00	96.00%
21390.40	70.00%	$1,840.00	84.00%	$1,840.00	84.00%
20132.14	60.00%	$1,720.00	72.00%	$1,720.00	72.00%
18873.89	50.00%	$1,600.00	60.00%	$1,600.00	60.00%
17615.63	40.00%	$1,480.00	48.00%	$1,480.00	48.00%
16357.37	30.00%	$1,360.00	36.00%	$1,360.00	36.00%
15099.11	20.00%	$1,240.00	24.00%	$1,240.00	24.00%
13840.85	10.00%	$1,120.00	12.00%	$1,120.00	12.00%
12582.59	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
11324.33	-10.00%	$1,000.00	0.00%	$900.00	-10.00%
10066.07	-20.00%	$1,000.00	0.00%	$800.00	-20.00%
8807.81	-30.00%	$1,000.00	0.00%	$700.00	-30.00%
8178.68	-35.00%	$1,000.00	0.00%	$650.00	-35.00%
7549.55	-40.00%	N/A	N/A	$600.00	-40.00%
6291.30	-50.00%	N/A	N/A	$500.00	-50.00%
5033.04	-60.00%	N/A	N/A	$400.00	-60.00%
3774.78	-70.00%	N/A	N/A	$300.00	-70.00%
2516.52	-80.00%	N/A	N/A	$200.00	-80.00%
1258.26	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Index increases from the Initial Level of 12582.59 to a Final Level of 15099.11. Because the Final Level of 15099.11 is greater than the Initial Level of 12582.59, the payment at maturity is equal to $1,240.00 per $1,000 note principal amount.

Payment at maturity per $1,000 note principal amount = $1,000 + ($1,000 x 20% x 120%) = $1,240.00

Example 2: The Index decreases from the Initial Level of 12582.59 to the Final Level of 10066.07, and the Index never closed below the Trigger Level of 8178.68 during the Observation Period. Although the Final Level of 10066.07 is less than the Initial Level of 12582.59, because the Index never closed below the Trigger Level of 8178.68 during the Observation Period, the payment at maturity is equal to $1,000.00.

Payment at maturity per $1,000 note principal amount = $1,000.00

Example 3: The Index decreases from the Starting Index Level of 12582.59 to the Final Level of 10066.07, and the Index closed below the Trigger Level of 8178.68 during the Observation Period. Because the Index closed below the Trigger Level of 8178.68 during the Observation Period, the final payment at maturity is equal to $800.00.

Payment at maturity per $1,000 note principal amount = $1,000 + ($1,000 x -20% ) = $800.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL – The notes provide the opportunity to enhance equity returns by multiplying a positive Index Return by 120%. The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Index. Because the notes are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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CONTINGENT PROTECTION AGAINST LOSS – Payment at maturity of the principal amount of your notes is protected against a decline in the Final Level, as compared to the Initial Level, so long as the Index does not close below the Trigger Level on any single trading day during the Observation Period. However, if the Index closes below the Trigger Level on any single trading day during the Observation Period, your notes will be fully exposed to any decline in the Index on the Final Valuation Date, and you could lose the entire principal amount of your notes.

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DIVERSIFICATION OF THE DOW JONES INDUSTRIAL AVERAGESM – The Index is comprised of 30 common stocks selected by the editors of The Wall Street Journal as representative of the broad market of U.S. industry and is often used as a benchmark for investments in equities, mutual funds, and other asset classes. For additional information about the Index, see the information set forth under “The Dow Jones Industrial AverageSM” in this term sheet.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the assumptions and limitations described therein, although the tax consequences of an investment in the notes are uncertain, the notes should be treated as prepaid financial contracts for U.S. federal income tax purposes. Assuming this treatment is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than one year. However, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and no assurance can be given that the IRS or the courts will agree with the tax treatment described in this term sheet and the accompanying product supplement. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN THE LOSS OF YOUR ENTIRE PRINCIPAL – The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative, and whether the Index closes below the Trigger Level on any single trading day during the Observation Period. Your investment will be fully exposed to any decline in the Final Level, as compared to the Initial Level, if the Index closes below the Trigger Level on any single trading day during the Observation Period. Accordingly, you could lose the entire principal amount of your notes.

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YOUR PRINCIPAL PROTECTION MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES – If the Index closing level declines below the Trigger Level on any single trading day during the Observation Period, at maturity your investment will be fully exposed to any decline in the Final Level relative to the Initial Level. If this occurs, and the Final Level is less than the Initial Level, the cash payment you receive at maturity will be equal to the Index Return, and, accordingly, you will lose some or all of your investment. Your principal will be protected only if the Index closing level never falls below the Trigger Level during the Observation Period, and you hold your notes until maturity. The likelihood of the Index closing level declining below the Trigger Level on any single trading day during the Observation Period will depend in large part on the volatility of the Index – the frequency and magnitude of changes in the level of the Index.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity for the offered notes described in this term sheet is based on the full principal amount of such notes, the original issue price of the notes includes the agents’ commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the notes.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the notes;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate of the U.S. dollar and any other currencies relevant to the Index;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index to which the notes are linked.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. tax treatment of the notes, and we do not plan to request a ruling from the IRS regarding the tax treatment of the notes. Consequently, significant aspects of the tax treatment of the notes are uncertain and no assurance can be given that the IRS or the courts will agree with the characterization or treatment described herein. If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes might differ from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in the notes (including alternative characterizations and treatments of the notes) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

The Notes may be suitable for you if:

•	You believe the Index will appreciate over the term of the notes;

•	You are willing to expose your principal to the full downside performance of the Index;

•	You are willing to forego dividends paid on the stocks included in the Index in exchange for enhanced returns if the Index appreciates and contingent protection if the Index declines;

•	You do not seek current income from this investment;

•	You are willing and able to hold the notes to maturity; and

•	You are willing to invest in the notes based on the indicated Upside Participation Percentage.

The Notes may not be suitable for you if:

•	You do not believe the Index will appreciate over the term of the notes;

•	You seek an investment that is 100% principal protected;

•	You prefer to receive the dividends paid on the stocks included in the Index;

•	You seek current income from your investments;

•	You are unwilling or unable to hold the notes to maturity; or

•	You seek an investment for which there will be an active secondary market.

The Dow Jones Industrial AverageSM

We have derived all information contained in this term sheet regarding the Dow Jones Industrial AverageSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones Industrial AverageSM is a price-weighted index comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones & Company, Inc. (the “Dow Jones”), as representative of the broad market of U.S. industry. There are no pre-determined criteria for selection of a component stock except that component companies represented by the Dow Jones Industrial AverageSM should be established U.S. companies that are leaders in their industries. The Dow Jones Industrial AverageSM serves as a measure of the entire U.S. market, including such sectors as financial services, technology, retail, entertainment and consumer goods, and is not limited to traditionally defined industrial stocks. Changes in the composition of the Dow Jones Industrial AverageSM are made entirely by the editors of the WSJ without consultation with the component companies represented in the Dow Jones Industrial AverageSM, any stock exchange, any official agency or us. In order to maintain continuity, changes to the component stocks included in the Dow Jones Industrial AverageSM tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company’s core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the Dow Jones Industrial AverageSM may be changed at any time for any reason.

The Dow Jones Industrial AverageSM is price-weighted rather than market capitalization- weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the Dow Jones Industrial AverageSM is the sum of the primary exchange prices of each of the 30 common stocks included in the Dow Jones Industrial AverageSM, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, splits, spin-offs and other corporate actions such as rights offerings and extraordinary dividends. Normal cash dividends are not taken into account in the calculation of the Dow Jones Industrial AverageSM. The current divisor of the Dow Jones Industrial AverageSM is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the Dow Jones Industrial AverageSM, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the Payment at Maturity.

The formula used to calculate divisor adjustments is:

New Divisor	=	Current Divisor	x	Adjusted Sum of Closing Prices
Unadjusted Sum of Closing Prices

License Agreement with Dow Jones

We have entered into an agreement with Dow Jones providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Dow Jones Industrial AverageSM, which is owned and published by Dow Jones, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones’ only relationship to Deutsche Bank AG is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM which is determined, composed and calculated by Dow Jones without regard to Deutsche Bank AG or the notes. Dow Jones has no obligation to take the needs of Deutsche Bank AG or the holders of the notes into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the timing, prices or quantities of the notes to be issued. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND DEUTSCHE BANK AG.

“DOW JONESSM” AND “DOW JONES INDUSTRIAL AVERAGESM” ARE SERVICE MARKS OF DOW JONES AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY DOW JONES, AND DOW JONES MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

Discontinuation of the Dow Jones Industrial AverageSM; Alteration of Method of Calculation

If Dow Jones discontinues publication of the Index and Dow Jones or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Dow Jones Industrial AverageSM Successor Index”), then any Index closing level will be determined by reference to the level of such successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the Dow Jones Industrial AverageSM Successor Index on the Final Valuation Date.

Upon any selection by the calculation agent of a Dow Jones Industrial AverageSM Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Dow Jones discontinues publication of the Index prior to, and such discontinuation is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no Dow Jones Industrial AverageSM Successor Index is available at such time, or the calculation agent has previously selected a Dow Jones Industrial AverageSM Successor Index and publication of such Dow Jones Industrial AverageSM Successor Index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or Dow Jones Industrial AverageSM Successor Index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Index or Dow Jones Industrial AverageSM Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index may adversely affect the value of the notes.

If at any time the method of calculating the Index or a Dow Jones Industrial AverageSM Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Dow Jones Industrial AverageSM Successor Index is in any other way modified so that the Index or such Dow Jones Industrial AverageSM Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such Dow Jones Industrial AverageSM Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Dow Jones Industrial AverageSM Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Index or such Dow Jones Industrial AverageSM Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Dow Jones Industrial AverageSM Successor Index is modified so that the level of the Index or such

Dow Jones Industrial AverageSM Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such Dow Jones Industrial AverageSM Successor Index in order to arrive at a level of the Index or such Dow Jones Industrial AverageSM Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

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a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security relative to

•	the overall level of the disrupted Index

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information for the Dow Jones Industrial AverageSM

The following graph sets forth the historical performance of the Dow Jones Industrial AverageSM from January 1, 2002 through January 16, 2007. The Dow Jones Industrial AverageSM closing level on January 16, 2007 was 12582.59. We obtained the Dow Jones Industrial AverageSM Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Dow Jones Industrial AverageSM Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Dow Jones Industrial AverageSM Index. We cannot give you assurance that the performance of the Dow Jones Industrial AverageSM Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive discounts and commissions that will depend on market conditions on the Trade Date. In no event will such discounts and commissions exceed $30.00 per $1,000 note principal amount. See “Underwriting” in the accompanying product supplement.